Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-181718

April 10, 2013

US Airways, Inc.

US Airways 2013-1 EETC Investor Presentation

April 10, 2013

Forward-Looking Statements

Certain of the statements contained or referred to herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,”

“project,” “could,” “should,” “would,” and “continue” and similar terms used in connection with statements regarding, among others, the offering described herein and the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of US Airways Group, Inc. and its consolidated subsidiaries (the “Company”). Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand, booking practices and related revenues; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of industry consolidation; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the Company’s high level of fixed obligations and its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in the Company’s financing arrangements; provisions in the Company’s credit card processing and other commercial agreements that may affect its liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; the Company’s inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; regulatory changes affecting the allocation of slots; the Company’s reliance on third-party regional operators or third-party service providers; the Company’s reliance on and costs, rights and functionality of third-party distribution channels, including those provided by global distribution systems, conventional travel agents and online travel agents; changes in government regulation; the impact of changes to the Company’s business model; the loss of key personnel or the Company’s ability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; the Company’s ability to operate and grow its route network; the impact of environmental regulation; the company’s reliance on technology and automated systems and the impact of any failure or disruption of, or delay in, these systems; costs of ongoing data security compliance requirements and the impact of any data security breach; the impact of any accident involving the Company’s aircraft or the aircraft of its regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the Company’s ability to operate profitably out of Philadelphia International Airport; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; the Company’s ability to use NOLs and certain other tax attributes; risks relating to the Company’s anticipated merger with AMR Corporation; and other risks and uncertainties listed from time to time in the Company’s reports to and filings with the

SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Any forward-looking statements speak only as of the date of this presentation or as of the date indicated in the statements. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and in the Company’s other filings with the SEC, including the preliminary prospectus supplement for this offering, which are available at www.sec.gov.

This investor presentation highlights basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, US Airways, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Citigroup at 1-212-723-6171, Morgan Stanley toll-free at 1-866-718-1649, Barclays toll-free at 1-888-603-5847, BofA Merrill Lynch toll-free at 1-800-294-1322 or Natixis toll-free at 1-866-245-0346 (Institutional Investors).

US Airways 2013-1 EETC

• US Airways is offering $819,613,000 of Pass Through Certificates Series 2013-1 in two classes:

– Class A: $620,095,000

– Class B: $199,518,000

• The Certificates will represent interests in trusts which, when each aircraft is delivered, will own equipment notes secured by such aircraft. The aircraft, to be owned and operated US Airways, will be:

– 14 new A321-200 aircraft, scheduled to be delivered September 2013 through June 2014

– 4 new A330-200 aircraft, scheduled to be delivered December 2013 through May 2014

• Proceeds will be used to pre-fund financing of the 2013 and 2014 deliveries

• Funds will be held in escrow and drawn down upon the delivery of each aircraft

• Natixis S.A., acting through its New York branch, will act as Depositary and Liquidity Provider

• Bookrunners are Goldman Sachs, Citigroup and Morgan Stanley

– Co-managers are Barclays, BofA Merrill Lynch and Natixis

• Class C Certificates may be offered in the future

Summary of the Offering

Class A Class B

Principal Amount $620,095,000 $199,518,000

Expected Ratings M / S / F Ba1 / BBB / A- B1 / B+ / BB+

Initial / Max LTV* 54.3% / 54.3% 72.1% / 72.1%

Initial Weighted Average Life 8.5 years 7.2 years

Interest Rate Convention Fixed, semi-annual, 30/360 day count

Regular Distribution Dates May 15 and November 15

Final Expected Distribution Date November 15, 2025 November 15, 2021

Final Legal Distribution Date May 15, 2027 May 15, 2023

Section 1110 Protection Yes Yes

Liquidity Facility 3 semi-annual coupon payments 3 semi-annual coupon payments

Depositary Proceeds of the offering will be held in escrow with the Depositary and withdrawn from time to time to purchase Equipment Notes as the aircraft are financed

*	Initial LTV and Max LTV are calculated as of the first Regular Distribution Date after all aircraft are expected to be financed

Structural Strengths

• Classes Offered: Two tranches of amortizing debt are being offered, with both benefiting from a separate liquidity facility covering three semi-annual interest payments

• Waterfall: Standard post-2004 waterfall, interest on the Preferred Pool Balance on the Class B and Class C Certificates (if issued) will be paid ahead of Class A principal

– Class A and Class B Liquidity Facilities will be pari-passu with respect to each other and senior to all payments to certificateholders

– Consistent with recent precedent EETCs, including LCC 2012-2, LCC 2012-1 and LCC 2011-1

• Buy-out Rights: Standard buy-out rights for the Class B, and if Class C certificates are issued, Class C certificateholders

– After a Certificate Buyout Event, Class B certificateholders have the right to purchase all (but not less than all) of the Class A certificates at par plus accrued interest

– After a Certificate Buyout Event, and if Class C certificates are issued, Class C certificateholders will have the right to purchase all (but not less than all) of the Class A and Class B Certificates at par plus accrued interest

– No buyout right during the 60-day Section 1110 period

– No buyout right after 60-day Section 1110 period if US Airways has entered into agreements to perform its obligations with respect to the Equipment Notes and has cured all defaults under the related indentures

• Cross-Default and Cross-Collateralization: Provisions available from date of issuance of each Equipment Note

• Collateral: New delivery A321 and A330 aircraft that are core to US Airways’ current fleet operations

• Parent Guarantee: US Airways’ payment obligations under the Equipment Notes are fully and unconditionally guaranteed by US Airways Group, Inc.

Collateral Pool

Aircraft Number	Aircraft Type	Registration Number	Manufacturer's Serial Number	Engine Type	MTOW	Month of Delivery	Appraised Value[1]
1	Airbus A321-200	N568UW	5751	V2533-A5	205,027	September 2013	$ 52,960,000
2	Airbus A321-200	N569UW	5763	V2533-A5	205,027	September 2013	52,960,000
3	Airbus A321-200	N570UW	5795	V2533-A5	205,027	October 2013	53,050,000
4	Airbus A321-200	N571UW	5800	V2533-A5	205,027	October 2013	53,050,000
5	Airbus A321-200	N572UW	TBD	V2533-A5	205,027	December 2013	53,220,000
6	Airbus A321-200	N573UW	TBD	V2533-A5	205,027	January 2014	53,310,000
7	Airbus A321-200	N575UW	TBD	V2533-A5	205,027	February 2014	53,400,000
8	Airbus A321-200	N576UW	TBD	V2533-A5	205,027	March 2014	53,490,000
9	Airbus A321-200	N578UW	TBD	V2533-A5	205,027	March 2014	53,490,000
10	Airbus A321-200	N579UW	TBD	V2533-A5	205,027	April 2014	53,580,000
11	Airbus A321-200	N580UW	TBD	V2533-A5	205,027	May 2014	53,660,000
12	Airbus A321-200	N581UW	TBD	V2533-A5	205,027	May 2014	53,660,000
13	Airbus A321-200	N582UW	TBD	V2533-A5	205,027	June 2014	53,750,000
14	Airbus A321-200	N583UW	TBD	V2533-A5	205,027	June 2014	53,750,000
15	Airbus A330-200	N290AY	TBD	Trent 772B-60	513,677	December 2013	96,100,000
16	Airbus A330-200	N291AY	TBD	Trent 772B-60	513,677	March 2014	96,500,000
17	Airbus A330-200	N292AY	TBD	Trent 772B-60	513,677	April 2014	96,850,000
18	Airbus A330-200	N293AY	TBD	Trent 772B-60	513,677	May 2014	96,850,000
Total:							$ 1,133,630,000

[1] *Appraised value determined as of date of issuance. Appraised value is the lesser of the average and median values of each aircraft as appraised by three independent appraisal and consulting firms. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value*

US AIRWAYS

Aircraft Appraisals

• US Airways has obtained appraisals from three firms

– Aircraft Information Services, Inc. (“AISI”)

– BK Associates, Inc. (“BK”)

– Morten Beyer & Agnew (“MBA”)

• Appraisals for new aircraft assume full life base values

• The aggregate aircraft appraised value is $1,108,725,5751

• Appraisals indicate an initial collateral cushion of 45.7% and 27.9%2 on the Class A and B Certificates respectively, which increases over time as the aircraft depreciate and the debt amortizes

• Appraisals are available in the preliminary Prospectus Supplement

1

As of November 15, 2014, the first Regular Distribution Date after all aircraft are expected to be financed. Appraised value is the lesser of the average and median values of each aircraft as appraised by three independent appraisal and consulting firms. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value

2	Initial collateral cushion calculated as of the first Regular Distribution Date after all aircraft are expected to be financed (Nov. 2014)

Collateral Pool

Collateral Strengths

• The A320 and A330 families are among the most popular and liquid aircraft models in production

• Both aircraft types are core to the US Airways fleet

• All of the aircraft are new deliveries

All New-Delivery Collateral

Diversified Body Type1

Diversified Pool by Year of Delivery1

Widebodies

A330 34%

New Delivery 100%

1	Percentages calculated based on appraised value

Overview of the A321

The A321 is the A320 family’s largest member

A321 Key Statistics

Maximum: 220 (high-density configuration)

Seats

Typical: 185 (2-class configuration) Range Up to 3,200nm / 5,950km

Total Orders 1,514 Total Deliveries 788 In Operation 784 Number of Operators 70

Highlights

• Part of the successful A320 family

• Passenger capabilities comparable to that of a widebody

• Best seat-mile costs of any single-aisle aircraft

• Lowest fuel burn, emissions and noise footprint in its class

Source: Airbus Website

Key Strengths of the A321-200

• Strong backlog of 551 aircraft—currently at highest level in past decade

• Diverse operator base by number of operators relative to fleet size Appraiser • Lower seat-mile costs than 150-seaters Views • Provides more capacity at slot-constrained airports

• Consistently low percentage reported as parked

• Used to replace older, less fuel efficient aircraft in fleet

Significance • Offers compelling operating economics for medium to long range missions within the domestic US network, serving locations with greater to US capacity requirements

Airways

Source: MBA Appraisal Letter; US Airways, Ascend Worldwide Commentaries Q1 2013

Overview of the A330-200

The A330 combines low A330-200 Key Statistics operating costs and high efficiency Maximum: 380 (high-density configuration)

Seats

Typical: 253 (3-class configuration) Range Up to 7,250nm / 13,400km

Total Orders 575 Total Deliveries 484 In Operation 479 Number of Operators 68

Highlights

• One of the most widely-used widebody aircraft in operation today

• Excellent short field performance and long-range capability

• Offers the most spacious cabin of any widebody aircraft in its category

Source: Airbus Website

Key Strengths of the A330-200

• One of the most widely used twin-engined long-haul widebodies

• Geographically diversified with no one region comprising more than a third of

Appraiser the fleet

Views • Continued fleet growth over the past decade

• Very low percentage of existing fleet currently parked

• Versatile uses including both point-to-point and hub-to-spoke operating

• Used to replace older, less fuel efficient aircraft in fleet

Significance • Unique combination of operating economics and mission capability make it one of the preferred aircraft for US Airways’ international service to US Airways

Source: MBA Appraisal Letter; US Airways, Ascend Worldwide Commentaries Q1 2013

Company Information

• As of December 31, 2012, US Airways had hubs in Charlotte, Philadelphia, Phoenix, and

Washington, DC. US Airways offers scheduled passenger service on more than 3,000 flights daily to 198 communities in the United States, Canada, Mexico, Europe, the Middle East, the Caribbean and Central and South America.

• More information about US Airways, including its most recent financial information, can be found in its filings on the SEC website

(www.sec.gov) including but not limited to its annual report on Form 10-K for the year ended December 31, 2012.

Creating a Premier Global Carrier

Important Information for Investors and Stockholders

Additional Information and Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between AMR Corporation (“AMR”) and US Airways Group, Inc. (“US Airways”) will be submitted to the stockholders of US Airways for their consideration. AMR expects to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a prospectus of AMR and a proxy statement of US Airways, and US Airways expects to file with the SEC a definitive proxy statement on Schedule 14A. AMR and US Airways also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF US

AIRWAYS ARE URGED TO READ THE PROXY STATEMENT, PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the proxy statement, prospectus and other documents containing important information about AMR and US Airways, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by US Airways, when and if available, can be obtained free of charge on US Airways’ website at www.usairways.com or by directing a written request to US Airways Group, Inc., 111 West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President, Legal Affairs. Copies of the documents filed with the SEC by AMR, when and if available, can be obtained free of charge on AMR’s website at www.aa.com or by directing a written request to AMR Corporation, P.O. Box 619616, MD 5675, Dallas/Fort Worth International Airport, Texas 75261-9616, Attention: Investor Relations or by emailing investor.relations@aa.com.

US Airways, AMR and certain of their respective directors, executive officers and certain members of management may be deemed to be participants in the solicitation of proxies from the stockholders of US Airways in connection with the proposed transaction. Information about the directors and executive officers of US Airways is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the

SEC on April 27, 2012. Information about the directors and executive officers of AMR is set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 20, 2013. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the prospectus and proxy statement and other relevant materials when and if filed with the SEC in connection with the proposed transaction.

2

Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “forecast” and other similar words. These forward-looking statements are based on AMR’s and US Airways’ current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. The following factors, among others, could cause actual results and financial position and timing of certain events to differ materially from those described in the forward-looking statements: failure of a proposed transaction to be implemented; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of US Airways and AMR generally, including those set forth in the filings of US Airways and AMR with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings, including the registration statement, proxy statement and prospectus. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. Neither AMR nor US Airways assumes any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements except as required by law.

3

Introducing the New American Airlines

• Creates a premier global carrier

• Together, American and US Airways will be better equipped to compete and win against other global carriers

• Enhances value for all financial stakeholders

• Creates substantial synergies, generates greater financial strength and flexibility, and benefits from employee support, facilitating integration

• Offers consumers more choices and better service

• A more robust global network with the ability to connect more passengers to more places

• Additional investments in products and services to improve travel experience

• Improved loyalty benefits by expanding opportunities to earn and redeem miles

• Highly competitive for global corporate accounts

• Expects to maintain all existing hubs and service to all destinations

• Significant benefits for employees

• New precedent for labor/management partnership within airline industry

• American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

• Merger provides a path to improved compensation and benefits

• Creates greater career opportunities for employees over the long term

4

Merger Creates Significant Value

Ownership Corporate Structure

• All-stock transaction • Airline Name and Brand: American Airlines

• Combined 2012 revenue of $38.7 billion • Holding Co: American Airlines Group Inc.

• Ownership:

• 72% AMR stakeholders

• 28% LCC shareholders

Corporate Presence Management and Board Structure

• Tom Horton: Chairman

• Headquartered in Dallas-Fort Worth • Doug Parker: CEO

• Maintain a significant corporate and • Board comprised of 5 AMR creditor operational presence in Phoenix representatives, 3 current AMR directors,

4	US Airways representatives

• Best of both executive teams

5

Global Network Carrier

2012 Consolidated Available Seat Miles

Source: Full Year 2012 Consolidated ASMs, as reported

Southwest and others also provide competition in the marketplace

Combination will create three similarly sized, competitive global network carriers

6

World-Class Global Network

Canada

■?9 Destinations■?30 Routes

Europe / Middle East

■?21 Destinations■?52 Routes

Asia/Pacific

■?5 Destinations■?8 Routes

Mexico

■?20 Destinations■?42 Routes

Central America

■?10 Destinations■?22 Routes

Caribbean

■?32 Destinations■?93 Routes

South America

■?21 Destinations■?34 Routes

Complementary Domestic Network

Domestic Network 218 Destinations 682 Routes

Diio 2013 published schedules as of January 25, 2013

American and US Airways Bring Unique Destinations to Each Other's Customers

Asia/Pacific

Beijing, CN
Seoul, KR
Shanghai, CN
Tokyo-Haneda, JP
Tokyo-Narita, JP

North America

Abilene, TX
Alexandria, LA
Amarillo, TX
Aspen, CO
Beaumont/Pt. Arthur, TX
Bloomington, IL
Brownsville, TX
Cedar Rapids, IA
Champaign, IL
College Station, TX
Colorado Springs, CO
Columbia, MO
Columbus, GA
Corpus Christi, TX
Dubuque, IA
Evansville, IN
Fargo, ND
Flint, MI
Fort Smith, AR
Fort Wayne, IN
Garden City, KS
Grand Island, NE
Grand Rapids, MI
Green Bay, WI
Gunnison, CO
Houston-Hobby, TX
Jackson Hole, WY

Shreveport, LA
Sioux City, IA
Sioux Falls, SD
Joplin, MO
Kalamazoo, MI
Killeen, TX
La Crosse, WI
Lafayette, LA
Lake Charles, LA
Laredo, TX
Lawton, OK
Longview, TX
Lubbock, TX
Madison, WI
Manhattan, KS
Marquette, MI
McAllen, TX
Midland/Odessa, TX
Moline, IL
Monroe, LA
Montrose, CO
Oklahoma City, OK
Peoria, IL
Rapid City, SD
Rochester, MN
Roswell, NM
San Angelo, TX

Santa Fe, NM
Springfield, IL
Springfield, MO
Steamboat Springs, CO
Texarkana, AR
Toledo, OH
Traverse City, MI
Tulsa, OK
Tyler, TX
Vail/Eagle, CO
Waco, TX
Waterloo, IA
Watertown, NY
Wausau, WI
Wichita Falls, TX
Wichita, KS
Kitchener, ON
Aguascalientes, MX
Chihuahua, MX
Leon/Guanajuato, MX
Morelia, MX
Monterrey, MX
Puebla, MX
Queretaro, MX
San Luis Potosi, MX
Torreon, MX
Veracruz, MX

Akron/Canton, OH
Albany, NY
Allentown, PA
Asheville, NC
Augusta, GA
Bakersfield, CA
Bangor, ME
Binghamton, NY
Boise, ID
Burbank, CA
Burlington, VT
Daytona Beach, FL
Elmira, NY
Erie, PA
Fayetteville, NC
Flagstaff, AZ
Florence, SC
Greenville, NC
Hilton Head Island, SC
Huntington, WV
Ithaca, NY
Jacksonville, NC
Long Beach, CA
Long Island-Macarthur, NY
Lynchburg, VA
Manchester, NH
Martha's Vineyard, MA

Melbourne, FL
Myrtle Beach, SC
Nantucket, MA
New Bern, NC
New Haven, CT
Newburgh, NY
Newport News, VA
Oakland, CA
Portland, ME
Providence, RI
Roanoke, VA
Salisbury, MD
San Luis Obispo, CA
Sarasota/Bradenton, FL
Spokane, WA
State College, PA
Tri-Cities, TN
Wilkes-Barre/Scranton, PA
Williamsport, PA
Wilmington, NC
Yuma, AZ
Edmonton, AB
Halifax, NS
Quebec, QX
Hermosillo, MX
Manzanillo, MX

Europe / Middle East

Amsterdam, NL
Athens, GR
Brussels, BE
Glasgow, GB
Lisbon, PT
Munich, DE
Shannon, IE
Venice, IT
Tel Aviv, IL
Dusseldorf, DE
Helsinki, FI
Milan, IT

Central America

Guatemala City, GT
Managua, NI
Panama City, PA
Roatan, HN
San Pedro Sula, HN
San Salvador, SV
Tegucigalpa, HN

South America

Asuncion, PY
Belo Horizonte, BR
Bogota, CO
Brasilia, BR
Buenos Aires, AR
Cali, CO
Caracas, VE
Guayaquil, EC
La Paz, BO
Lima, PE
Manaus, BR
Maracaibo, VE
Medellin, CO
Montevideo, UY
Quito, EC
Recife, BR
Salvador, BR
Santa Cruz, BO
Santiago, CL

Caribbean

Curacao, CW
Dominica, DM
Fort De France, MQ
George Town, BS
Grenada, GD
Kingston, JM
La Romana, DO
Marsh Harbour, BS
North Eleuthera, BS
Pointe A Pitre, GP
Port Au Prince, HT
Port Of Spain, TT
Puerto Plata, DO
Santiago, DO
Tortola, VG

130 Cities served by American but not by US Airways
62 Cities served by US Airways but not by American

Diio 2013 published schedules as of January 25, 2013

American Airlines

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U·S AIRWAYS

Roadmap to Completion

Key conditions

• Stakeholder Approval of Plan of Reorganization and Court Confirmation by the U.S. Bankruptcy Court for the Southern District of New York

• Regulatory approvals and customary closing conditions

• Filed HSR

• Approval by US Airways shareholders

• No financing condition or consents or approvals required from labor unions

Target closing and emergence in the third quarter 2013

New American Airlines Offers Substantial Benefits for All Stakeholders

Shareholders and Stakeholders

• Substantial synergies and significant upside potential drive superior value

Employees

• New precedent for labor/management partnership within airline industry

• American unions representing pilots and flight attendants are working with their US Airways counterparts to determine representation and single agreement protocols

• Provides employees a path to improved compensation and benefits

• Creates greater career opportunities for employees over long term

Customers

• More choices, increased service and enhanced travel experience across a larger worldwide network

• Unparalleled benefits through the world’s largest airline loyalty program

• Improved opportunities to earn and redeem miles across the combined network

Communities

• Results in no hub closures and enhances service and single-carrier access to a global network

• Leading alternative for global corporate accounts